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                                                                   EXHIBIT 10.15


                     FORM OF EXECUTIVE EMPLOYMENT AGREEMENT
                     --------------------------------------

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of
                                                ---------
October ____, 2003, by and between Conn's, Inc, a Delaware corporation with its principle offices at 3295 College Street, Beaumont, Texas 77701 ("Conn's"), and
                                                                  ------
__________________________, an individual (the "Executive").
                                                ---------

     WHEREAS, Executive is currently employed by Conn Appliances, Inc., a Texas corporation ("Conn Texas");
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     WHEREAS, Conn Texas intends to effect a reorganization whereby it will become a wholly owned subsidiary of Conn's, and simultaneously with such reorganization, Conn's intends to effect an initial public offering of its common stock (the "IPO");
                   ---

     WHEREAS, subject to consummation of the IPO, Conn's desires to employ Executive as ________________________, and Executive desires to be so employed, upon the terms and conditions set forth herein; and

     WHEREAS, Conn's and Executive desire to have this Agreement supersede any and all prior agreements, oral or written, relating to the employment of Executive by Conn Texas or Conn's.

     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

A.   Employment Period. The employment period shall be for the period beginning
     -----------------
     on the date on which Conn's consummates the IPO (the "Effective Date") and
                                                           --------------
     ending on January 31, 2006 (as may be renewed, the "Employment Period"),
                                                         -----------------
     unless earlier terminated pursuant to Section D. In the event the IPO is not consummated, this Agreement shall be null and void. This Agreement may be extended for additional one year periods upon the mutual written consent of Conn's and Executive.

B.   Nature of Duties.
     ----------------

     1. Executive's duties and responsibilities shall be to serve Conn's as its ___________________, or in such other capacity as Conn's Board of Directors (the "Board") shall direct, in conformity with management
                          -----
          policies, guidelines and directions issued by Conn's, and shall have general charge and supervision of those functions and such other responsibilities as the Board shall determine. The Board may cause Executive to serve as an officer of any subsidiary of the Company. Executive's employment shall be subject to all of Conn's corporate policies and personnel manuals as modified by this Agreement. Executive shall report to the __________________________.

     2. Executive shall work exclusively for Conn's on a full-time basis in such capacity and shall carry on his employment at such location as shall be required by the CEO. During normal business hours, Executive shall devote all of his time and attention to Conn's business. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees to the extent permitted by Sections and G and Q, (ii) deliver lectures or

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          fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities in accordance with this Agreement. Executive shall perform his duties and responsibilities diligently, faithfully and loyally in order to cause the proper, efficient and successful operation of Conn's business.

C.   Compensation and Benefits.
     -------------------------

     1. Conn's shall pay to Executive as compensation for services rendered by Executive during the term of this Agreement a base annualized salary of $______ per year, (the "Salary"), subject to adjustment as set
                                     ------
          forth below, payable semi-monthly. The Compensation Committee shall review the Salary no less frequently than annually, and may, in its discretion, adjust the Salary upward or downward, but in no event shall the Salary be less than $_______ per year.

     2. With respect to each fiscal year during the Employment Period, Executive shall be eligible to receive an annual cash bonus (the "Incentive Compensation"), the amount of such bonus to be determined
           ----------------------
          by the Compensation Committee based on Executive's attainment of certain performance goals relating to Conn's annual business plan/budget as established by the Compensation Committee. Such performance goals shall be communicated to Executive in writing no later than sixty (60) days from the beginning of each fiscal year during the Employment Period. With respect to the Incentive Compensation to be paid to the Executive for the period ending on January 31, 2004, the performance goals shall be communicated to Executive in writing no later than thirty (30) days after the Effective Date. In the event such performance goals are met, the Incentive Compensation shall be paid to Executive no later than forty-five (45) days following the close of the fiscal year to which such Incentive Compensation relates.

     3. Executive shall be entitled to participate in 401(k), life insurance, major medical, dental, disability and other employee benefit plans of Conn's that may be in effect from time to time and which other senior executives of Conn's are otherwise eligible, to the extent Executive is eligible under the terms of such plans (collectively, the "Benefits").
           --------

     4. Conn's may, from time to time, grant stock options exercisable for shares of Conn's common stock, and such options shall be subject to the terms and conditions determined by the Compensation Committee.

     5. Executive shall be entitled to paid vacation each calendar year and to such personal and sick leave with pay in accordance with the policy of Conn's, as may be established from time to time by Conn's and applied to all other employees of Conn's.

     6. If Conn's maintains any liability insurance covering members of its Board of Directors, Executive will be included within the covered class of individuals under such policy.


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     7.   During the Employment Period, Conn's may provide an automobile and gas card to Executive for business and personal use. Income shall be imputed to Executive for the personal use of such automobile.

     8. Conn's shall reimburse Executive for all customary and reasonable expenses incurred by Executive in performance of his duties under this Agreement; provided, however, that Executive must furnish to Conn's an itemized account satisfactory to Conn's, in substantiation of such expenditures and such expenditures shall otherwise be in accordance with Conn's policies and procedures.

D.   Termination.
     -----------

     1.   This Agreement shall terminate automatically upon Executive's death.

     2. Conn's may terminate Executive other than for Cause (as hereinafter defined) or if Executive becomes permanently disabled, at any time, upon no fewer than five (5) days prior written notice to Executive. For purposes of this Agreement, permanent disability (i) shall be determined in accordance with the disability insurance that Conn's may then have in effect, if any, or (ii) if no such insurance is in effect, shall mean that Executive is subject to a medical determination that he, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties, and that such disability is determined or reasonably expected to last at least twelve (12) months, based on then-available medical information.

     3. Conn's may terminate Executive for Cause, at any time, without written notice.

     4. Executive may terminate his employment, at any time, upon no fewer than thirty (30) days prior written notice to Conn's.

     5. Any termination under this Section D shall be communicated to the other party in writing and if the date of termination is other than the date of receipt of such notice, such written notice shall specify the date of termination (which shall not be more than ninety (90) days after giving of such notice). The date of termination shall be the date of receipt of the notice of termination or any later date specified therein.

E.   Effects of Termination.
     ----------------------

     1. In the event of automatic termination by reason of Executive's death or by Conn's by reason of Executive's permanent disability, Conn's shall have no further obligations under this Agreement except for its obligation to pay Executive's Base Salary and Incentive Compensation, if any, earned and accrued but unpaid through the date of death or permanent disability. Executive shall have the right to receive payments under the death or disability benefits, if any, provided to Executive pursuant to Section C.3. of this Agreement.

     2. In the event (i) Conn's exercises its right of termination other than for Cause or (ii) this Agreement is not renewed by Conn's when it expires, Conn's shall be obligated to pay Executive's Base Salary and Incentive Compensation, if any, earned and accrued but unpaid through the date of termination. In addition, Conn's shall pay as severance


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          pay one (1) year of Executive's current Base Salary. Such payments shall be made in equal installments in such intervals as the Base Salary was paid at the time of such termination or expiration.

     3. In the event Conn's terminates Executive for Cause or Executive terminates his employment, Conn's shall have no further obligations under this Agreement except for its obligations to pay Executive's Base Salary earned and accrued but unpaid through the date of termination.

F.   Certain Definitions. For purposes of this Agreement, the following terms
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shall have the following meanings:

     1. "Affiliate" shall mean, with respect to a person, any other person controlling, controlled by or under common control with the first person.

     2. "Cause" shall mean (i) behavior of Executive which is adverse to Conn's interests, (ii) Executive's dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, neglect of duty or (iii) material breach of this Agreement.

     3. "Confidential Information" shall mean information: (i) disclosed to or known by the Executive as a consequence of or through his employment with Conn's, (ii) not generally known outside Conn's and (iii) which relates to any aspect of Conn's or its business, research, or development. "Confidential Information" includes, but is not limited to Conn's trade secrets, proprietary information, business plans, marketing plans, methodologies, computer code and programs, formulas, processes, compilations of information, results of research, proposals, reports, records, financial information, compensation and benefit information, cost and pricing information, customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Conn's by a third party under restrictions against disclosure or use by Conn's or others; provided, however, that the term "Confidential Information"
                  -----------------
          does not include information that (a) at the time it was received by Executive was generally available to the public, (b) prior to its use by Executive, becomes generally available to the public through no act or failure of Executive, (c) is received by Executive from a person or entity other than Conn's or an Affiliate of Conn's who is not under an obligation of confidence with respect to such information or (d) was generally known by Executive by virtue of his experience and know how gained prior to employment with Conn's.

     4. "Control," and correlative terms, shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

     5. "Copyright Works" shall mean materials for which copyright protection may be obtained including, but not limited to literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.


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     6.   "Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

     7. "Work Product" shall mean all methods, analyses, reports, plans, computer files and all similar or related information which (i) relate to Conn's or any of its Affiliates and (ii) are conceived, developed or made by Executive in the course of his employment by Conn's.

G.   Non-Disclosure, Non-Competition and Non-Solicitation. Executive and Conn's
     ----------------------------------------------------
acknowledge and agree that during and solely as a result of his employment by Conn's, Conn's has provided and will continue to provide Confidential Information and special training to Executive in order to allow Executive to fulfill his obligations as an executive of a publicly-held company and under this Agreement. In consideration of the special and unique opportunities afforded to Executive by Conn's as a result of Executive's employment, as outlined in the previous sentence, Executive hereby agrees as follows:

     1. Executive agrees that Executive will not, except as Conn's may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information of Conn's or any of its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to Executive's employment with Conn's. This Section G.1 shall continue in full force and effect after termination of Executive's employment for any reason. Executive's obligations under this Section G.1 with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Executive, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information of Conn's and any of its Affiliates includes matters that Executive conceives or develops, as well as matters Executive learns from other executives of Conn's and any of its Affiliates.

     2. During the Employment Period, Executive will not (other than for the benefit of Conn's or any of its Affiliates pursuant to this Agreement) compete with Conn's or any of its Affiliates by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Conn's or any of its Affiliates provides, and that he will not work for, assist, loan money, extend credit or become affiliated with as an individual, owner, partner, director, officer, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Conn's or any of its Affiliates. The restrictions of this Section G.2 shall not be violated by the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange or is quoted on the NASDAQ National Market.

     3. Executive agrees that he shall not, directly or indirectly, at any time during the period of one (1) year after the termination of this Agreement for any reason, including


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          expiration of the Agreement, within the geographical area of 100 miles of any existing or specifically contemplated Conn's retail or support location at the time of termination, as an individual, owner, partner, director, officer, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or any other capacity, work for, assist, loan money, extend credit or become affiliated with, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Conn's or any of its Affiliates. The restrictions of this Section G.3 shall not be violated by the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange or is quoted on the NASDAQ National Market. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

     4. Executive agrees that for the duration of this Agreement, and for a period of two (2) years after the termination of this Agreement or expiration of this Agreement, Executive will not either directly or indirectly, on his behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Conn's and any of its Affiliates to work for Executive or for another entity, firm, corporation, or individual.

     5. Executive acknowledges that Conn's has taken reasonable steps to maintain the confidentiality of its Confidential Information and the ownership of its Work Product and Copyright Works, which is extremely valuable to Conn's and provides Conn's with a competitive advantage in its market. Executive further acknowledges that Conn's would suffer irreparable harm if Executive were to use or enable others to use such knowledge, information, and business acumen in competition with Conn's. Executive acknowledges the necessity of the restrictive covenants set forth herein to: protect Conn's legitimate interests in Conn's Confidential Information; protect Conn's customer relations and the goodwill with customers and suppliers that Conn's has established at its substantial investment; and protect Conn's as a result of providing Executive with specialized knowledge, training, and insight regarding Conn's operations as a publicly-held company. Executive further agrees and acknowledges that these restrictive covenants are reasonably limited as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information and other legitimate business interests of Conn's. Executive agrees that any breach of this Section G cannot be remedied solely by money damages, and that in addition to any other remedies Conn's may have, Conn's is entitled to obtain injunctive relief against Executive without the requirement of posting bond or other security. Nothing herein, however, shall be construed as limiting Conn's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

     6. Executive acknowledges that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, Work Product, and/or Copyright Works of Conn's, any Affiliate of Conn's, or any third party with which Conn's has a confidential


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          relationship, is the property of Conn's or such Affiliate. All property belonging to Conn's in Executive's custody or possession that has been obtained or prepared in the course of Executive's employment with Conn's shall be the exclusive property of Conn's, shall not be copied and/or removed from the premises of Conn's, except in pursuit of the business of Conn's, and shall be delivered to Conn's, along with all copies or reproductions of same, upon notification of the termination of Executive's employment or at any other time requested by Conn's. Conn's shall have the right to retain, access, and inspect all property of any kind in Executive's office, work area, and on the premises of Conn's upon termination of Executive's employment and at any time during Executive's employment, to ensure compliance with the terms of this Agreement.

     7. The terms of this Section G are continuing in nature and shall survive the termination or expiration of this Agreement.

H.   Notices. All notices and other communications under this Agreement shall be
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in writing and shall be delivered personally or by facsimile or electronic delivery, given by hand delivery to the other party, sent by overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, to:

         If to Executive:
                           --------------------------------------------

                           --------------------------------------------
\
                           --------------------------------------------

                           Fax No.:
                                   ------------------------------------


         If to Company:    Conn's, Inc.
                           3295 College Street
                           Beaumont, Texas  77701
                           Attn:  C. William Frank
                           Fax No.: (409) 212-9521

         with a copy to:   Winstead Sechrest & Minick P.C.
                           1201 Elm Street, Suite 5400
                           Dallas, Texas  75214
                           Attn:  Thomas W. Hughes
                           Fax No.: (214) 745-5163

I.   Assignment. Conn's shall require any successors (whether direct or
     ----------
indirect, by purchase, merger, consolidation or otherwise) to a controlling interest in the business, assets or equity of Conn's to assume and agree to perform this Agreement in the same manner and to the same extent that Conn's would be required to perform if no such succession had taken place. This Agreement is a personal employment contract and the rights, obligations and interests of Executive under this Agreement may not be sold, assigned, transferred, pledged or hypothecated by Executive.

J.   Binding Agreement. Executive understands that his obligations under this
     -----------------
Agreement are binding upon Executive's heirs, successors, personal representatives and legal representatives.


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K.   Arbitration. Except for any controversy or claim relating to Section G of
     -----------
this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach of any provision of this Agreement, including the arbitrability of any controversy or claim, shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its National
                                                       ---
Rules for the Resolution of Employment Disputes and the Optional Rules for Emergency Measures of Protection of the AAA, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law, shall be available from the arbitrator to the parties to this Agreement pending arbitration. Arbitration of disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive's employment with Conn's. Civil discovery shall be permitted for the production of documents and taking of depositions. The arbitrator(s) shall be guided by the Texas Rules of Civil Procedure in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s). The Federal Arbitration Act shall govern this Section K. This Agreement shall in all other respects be governed and interpreted by the laws of the State of Texas, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The arbitration shall be conducted in Beaumont, Texas by one neutral arbitrator chosen by AAA according to its National Rules for the Resolution of Employment Disputes if the amount of the claim is one million dollars ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million dollars ($1,000,000.00). Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties unless compelled to do so either by judicial process or in order to enforce an arbitration award rendered pursuant to this Section K. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. The prevailing party, according to the arbitrator(s), shall be entitled to an award of its reasonable attorneys' fees.

L.   Waiver. No waiver by either party to this Agreement of any right to enforce
     ------
any term or condition of this Agreement, or of any breach of this Agreement, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

M.   Severability. If any provision of this Agreement as applied to either party
     ------------
or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable the same shall in now way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section G of this Agreement, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator shall reduce the duration or restrict the geographic or other scope of such provision or enforce such provision to the maximum extent possible as so reduced or restricted.

N.   Entire Agreement; Amendment. This Agreement, the Indemnification Agreement
     ---------------------------
entered into by Conn's and Executive and any agreements evidencing any stock options granted to Executive pursuant to Section C.4 of this Agreement shall constitute the entire agreement between the parties with respect to Executive's employment with Conn's during the Employment Period. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Conn's, whether oral or written, regarding the subject matter of this


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Agreement. This Agreement may not be amended or modified other than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.

O.   Understand Agreement. Executive represents and warrants that he has (i)
     --------------------
read and understood each and every provision of this Agreement, (ii) been given the opportunity to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement and
(iii) freely and voluntarily entered into this Agreement.

P.   Governing Law. This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the State of Texas and is performable in Beaumont, Texas.

Q.   Professional/Personal. Membership by Executive on corporate and civic
     ---------------------
boards should be accepted only after consideration of conflict of interest and consultation with the CEO of Conn's. Conn's requires Executive to have a comprehensive annual medical physical examination.

R.   Counterparts. This Agreement may be executed in one or more counterparts,
     ------------
each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

S.   Titles; Pronouns and Plurals. The titles to the sections of this Agreement
     ----------------------------
are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provision hereof. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

T.   Survival. Sections E through P of this Agreement shall survive the
     --------
termination of Executive's employment or expiration of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE                           CONN'S, INC.

_______________________________     By:_________________________________________
[Name of Executive]                    Thomas J. Frank, Sr.
                                       Chairman of the Board and Chief Executive
                                        Officer

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